Exhibit 99(8)(i)

FUND PARTICIPATION AGREEMENT

This Agreement is entered into as of the 18th day of November, 2015, by and among MEMBERS LIFE INSURANCE COMPANY (“Insurance Company”), a life insurance company organized under the laws of the State of IOWA, CUNA BROKERAGE SERVICES, INC. (“Contract Distributor”), LAZARD ASSET MANAGEMENT SECURITIES LLC (“Lazard”), and LAZARD RETIREMENT SERIES, INC. (“Fund”), with respect to the Fund’s Portfolios and shares classes named on Schedule 1, as it may be amended from time to time (each a “Portfolio”).

ARTICLE I. DEFINITIONS

The following terms used in this Agreement shall have the meanings set forth below:

1.1	“1933 Act” shall mean the Securities Act of 1933, as amended.

1.2	“1940 Act” shall mean the Investment Company Act of 1940, as amended.

1.3	“Board” shall mean Fund’s Board of Directors.

1.4	“Business Day” shall mean any day for which the Portfolios calculate net asset value per share as described in the Portfolio Prospectuses.

1.5	“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.6	“Commission” shall mean the Securities and Exchange Commission.

1.7	“Contract” shall mean a variable annuity or variable life insurance contract that uses a Portfolio as an underlying investment medium and is named on Schedule 1.

1.8	“Contract Portfolios” shall mean investment companies, other than the Portfolios, used by a Contract as an underlying investment medium.

1.9	“Contract Prospectus” shall mean the currently effective prospectus and statement of additional information or other offering documents with respect to a Contract (such as a written description of a Contract not registered under the 1933 Act), including any supplements or amendments thereto.

1.10	“Contractholder” shall mean any person that is a party to a Contract with a Participating Company.

1.11	“Disinterested Board Members” shall mean those members of the Board that are not deemed to be “interested persons” of Fund, as defined in the 1940 Act.

1.12	“FINRA” shall mean the Financial Industry Regulatory Authority.

1.13	“General Account” shall mean the general account of Insurance Company.

1.14	“IRS” shall mean the Internal Revenue Service.

1.15	“Notice” shall mean the notice related to the Order.

1.16	“Order” shall mean Fund’s mixed and shared funding exemptive order of the Commission pursuant to Section 6(c) of the 1940 Act.

1.17	“Participants” shall mean individuals who participate under a group Contract.

1.18	“Participating Company” shall mean any insurance company, including Insurance Company, that offers variable annuity and/or variable life insurance contracts and that has entered into an agreement with Fund for the purpose of making Portfolio shares available to serve as the underlying investment medium for Contracts.

1.19	“Parties” shall mean Insurance Company, Contract Distributor, Lazard and Fund, collectively.

1.20	“Portfolio Prospectus” shall mean the currently effective prospectus and statement of additional information with respect to a Portfolio, including any supplements or amendments thereto.

1.21	“Separate Account” shall mean a separate account duly established by Insurance Company that invests in a Portfolio and is named on Schedule 1.

1.22	“Shares” shall mean shares of each of the Portfolios of the Fund.

ARTICLE II. REPRESENTATIONS, WARRANTIES AND AGREEMENTS

2.1	Insurance Company represents, warrants and covenants that:

(a)	it is and shall remain an insurance company duly organized and in good standing under applicable law;

(b)	it has legally and validly established and shall maintain each Separate Account pursuant to applicable insurance laws and regulations;

(c)	it has registered and shall maintain the registration of each Separate Account as a unit investment trust under the 1940 Act to serve as a segregated investment account for the Contracts, or, alternatively, it has not so registered the Separate Accounts in proper reliance upon an exclusion from such registration (which exclusion shall be communicated to Fund);

(d)	each Separate Account is and at all times shall be eligible to invest in Shares of a Portfolio without such investment disqualifying Fund as an investment medium for insurance company separate accounts supporting variable annuity and/or variable life insurance contracts;

(e)	each Separate Account is and at all times shall be a “segregated asset account” and interests in each Separate Account that are offered to the public shall be issued exclusively through the purchase of a Contract that is and at all times shall be a “variable contract,” in each case within the meaning of such terms under Section 817 of the Code and the regulations thereunder; Insurance Company agrees to notify Fund and Lazard immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future;

(f)	the Contracts are and at all times shall be treated as life insurance, endowment or annuity contracts under applicable provisions of the Code, and it shall notify Fund immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future; and

(g)	all of its employees and agents who deal with money and/or securities of Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage, which shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company, in an amount not less than that required to be maintained by Fund; Insurance Company agrees to hold for the benefit of Fund and to pay to Fund any amounts lost from larceny, embezzlement or other events covered by said bond to the extent such amounts properly belong to Fund pursuant to the terms of this Agreement.

2.2	Insurance Company and Contract Distributor represent, warrant and covenant that: (a) units of interest in each Separate Account available through the purchase of Contracts are registered under the 1933 Act, or are not so registered in proper reliance upon an exclusion from such registration; (b) the Contracts shall be issued and sold in compliance in all material respects with all applicable federal and state laws, including state insurance suitability requirements; and (c) Insurance Company and Contract Distributor will otherwise comply with all applicable federal and state laws, including state insurance laws and regulations, in the performance of this Agreement. Insurance Company agrees to inform Fund promptly of any investment restrictions imposed by state insurance law and applicable to Fund.

2.3	Neither Insurance Company nor Contract Distributor will enter into any arrangements, formal or informal, to permit or facilitate any Contractholder’s use of market timing or excessive trading strategies with respect to Portfolio Shares. Insurance Company and Contract Distributor have implemented reasonable procedures to monitor for such activities and will cooperate with Fund’s reasonable requests in taking steps to deter and to detect the use of market timing or excessive trading strategies by Contractholders, including providing identity information (solely for the purpose of deterring and detecting the use of market timing or excessive trading strategies by Contractholders) and other information Fund reasonably requests.

2.4	Contract Distributor represents and warrants that it is and at all times shall be: (a) registered with the Commission as a broker-dealer; (b) a member in good standing of FINRA; and (c) duly organized, validly existing and in good standing under applicable law, with full power, authority, and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement.

2.5	Fund represents and warrants that:

(a)	it is and shall remain registered with the Commission as an open-end, management investment company under the 1940 Act;

(b)	Portfolio Shares are registered under the 1933 Act;

(c)	it possesses and shall maintain all legal and regulatory licenses, approvals, consents and/or exemptions required for it to operate and offer its Shares as an underlying investment medium for the Contracts;

(d)	each Portfolio is or will be qualified as a regulated investment company under Subchapter M of the Code, it shall make every effort to maintain such qualification, and it shall notify Insurance Company promptly upon having a reasonable basis for believing that any Portfolio invested in by a Separate Account has ceased to so qualify or that it might not so qualify in the future; and

(e)	all of its officers and employees who deal with the money and/or securities of Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage, which shall include coverage for larceny and embezzlement and shall be issued by a reputable fidelity insurance company, for the benefit of Fund in an amount not less than that required by Rule 17g-1 under the 1940 Act.

2.6	Fund makes no representation as to whether any aspect of is operations, including without limitation, investment policies, fees and expenses, complies with the insurance laws of any state.

2.7	Each Portfolio’s assets will be managed and invested in a manner that complies with the requirements of Section 817(h) of the Code and Treasury Regulation §1.817-5, relating to the diversification requirements for variable annuity, endowment or life insurance contracts. If a Portfolio fails to comply with Section 817(h) of the Code, Fund will take all reasonable steps to adequately diversify the Portfolio so as to achieve compliance within the grace period afforded by Treasury Regulation §1.817-5. If Fund does not adequately diversify the Portfolio during the grace period, it will take reasonable steps to notify Insurance Company that the Portfolio has failed to so comply. In the event the IRS asserts in writing in connection with any governmental audit or review of Insurance Company or, to Insurance Company’s knowledge, of any Contractholder, that any Portfolio has failed or allegedly failed to comply with the diversification requirements of Section 817(h) of the Code or the regulations thereunder or Insurance Company otherwise becomes aware of any facts that could give rise to any claim against Fund or its affiliates as a result of such a failure or alleged failure, Insurance Company shall promptly notify Fund and Lazard of such assertion or potential claim and shall permit Fund and Lazard and its affiliates and their legal and accounting advisers to participate in any conferences, discussions or proceedings with the IRS, any Contractholder or any other claimant regarding such claims.

2.8	Each Party agrees that it will comply with all applicable laws and regulations relating to consumer privacy (“Privacy Law”) and that it is prohibited from using or disclosing any nonpublic personal information (as defined in Regulation S-P, or any similar term or terms as defined in other applicable Privacy Law, “Customer Information”) received from another Party other than (a) as required by law, regulation or rule; (b) as permitted in writing by the disclosing party; (c) to its affiliates; or (d) as necessary to perform this Agreement or to service Contractholders, in each case in compliance with the reuse and redisclosure provisions of Privacy Law. Each Party shall use its best efforts to (i) cause its employees and agents to be informed of and to agree to be bound by Privacy Law and the provisions of this Agreement and (ii) maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, Customer Information.

2.9	Insurance Company and Contract Distributor have adopted and implemented compliance policies and procedures to comply with all anti-money laundering and currency transaction reporting laws, regulations, requirements and guidance applicable to Fund or applicable to Insurance Company or Contract Distributor, as the case may be, including those relating to Contractholder identification and verification; monitoring for Specially Designated Nationals and Blocked Persons named on the U.S. Treasury Department’s Office of Foreign Assets Control list or other similar governmental lists; suspicious activity reporting; and recordkeeping requirements (collectively, “AML Requirements”), and with any “anti-money laundering” guidelines as may be provided by Lazard or Fund or agreed with Lazard and Fund.

(a)	Insurance Company and Contract Distributor will ensure the ability of federal examiners to obtain information and records relating to AML Requirements and the ability of Lazard and Fund or their agents to inspect the records and facilities of Insurance Company and Contract Distributor regarding compliance with AML Requirements.

(b)	Insurance Company agrees to shares information with Fund for purposes of ascertaining whether a suspicious activity report (“SAR”) is warranted with respect to any suspicious transaction involving Shares, provided that neither Insurance Company nor Fund is the subject of the SAR. Insurance Company, if required to maintain an anti-money laundering program, also represents and warrants that it has filed the requisite certification with the Financial Crimes Enforcement Network to allow Insurance Company to share information pursuant to Section 314(b) to the USA PATRIOT Act.

(c)	Insurance Company and Contract Distributor will provide Fund with such information, representations and certifications regarding compliance with AML Requirements as Fund may reasonably request.

(d)	Insurance Company and Contract Distributor will notify Fund if any of Insurance Company’s or Contract Distributor’s representations with respect to compliance with AML Requirements ceases to be true.

2.10	Insurance Company and Contract Distributor understand that Fund’s activities may be performed on its behalf by Lazard (as distributor) or the Portfolios’ investment adviser, transfer agent or other authorized service providers.

2.11	Lazard understands that Insurance Company and Contract Distributor, as appropriate, may perform certain services on behalf of each Separate Account.

ARTICLE III. FUND SHARES

3.1	Fund agrees to make the Shares of each Portfolio available for purchase by Insurance Company and each Separate Account at net asset value, subject to the terms and conditions of this Agreement and the Portfolio Prospectus. Fund may refuse to sell the Shares of any Portfolio to any person, or suspend or terminate the offering of the Shares of any Portfolio, as permitted by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Board acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, suspension or termination is necessary and in the best interests of the shareholders of such Portfolio.

3.2	Fund agrees that it shall sell Shares of the Portfolios only to Participating Companies and their separate accounts, the general accounts of Participating Companies and their affiliates and to qualified pension and retirement plans. No Shares of any Portfolio will otherwise be sold to the general public.

3.3	Except as noted in this Article III, Fund and Insurance Company agree that orders and related payments to purchase and redeem Portfolio Shares shall be processed in the manner set out in Schedule 2 hereto.

(a)	Insurance Company and Contract Distributor represent that they have adopted, and will at all times during the term of this Agreement maintain, reasonable and appropriate procedures (“Late Trading Procedures”) designed to ensure that any and all orders relating to the purchase, sale or exchange of Portfolio Shares communicated by Contract Distributor to Fund or its agent to be treated in accordance with Schedule 2 as having been received on a Business Day have been received by Contract Distributor by the Close of Trading (as defined in Schedule 2) on such Business Day and were not modified after the Close of Trading, and that all orders received from Contractholders but not rescinded by the Close of Trading were communicated to Fund or its agent as received for that Business Day.

(b)	Each transmission of Share orders by Contract Distributor shall constitute a representation by Contract Distributor that such orders are accurate and complete and relate to orders received by Contract Distributor by the Close of Trading on the Business Day for which the order is to be priced and that such transmission includes all orders relating to Portfolio Shares received from Contractholders but not rescinded by the Close of Trading.

(c)	Insurance Company and Contract Distributor will provide Fund with (A) a copy of the Late Trading Procedures and (B) such certifications and representations regarding the Late Trading Procedures as Fund may reasonably request. Insurance Company and Contract Distributor will ensure the ability of appropriate regulatory authorities to obtain information and records relating to the Late Trading Procedures and the ability of Lazard and Fund or their agents to inspect the records and facilities of Insurance Company and Contract Distributor regarding compliance with the Late Trading Procedures. Insurance Company or Contract Distributor will promptly notify Fund in writing of any material change in the Late Trading Procedures.

3.4	Fund shall confirm each purchase or redemption order made by Insurance Company. Transfer of Portfolio Shares shall be by book entry only. No share certificates shall be issued to Insurance Company. Shares ordered from Fund shall be recorded in an appropriate title for Insurance Company, on behalf of each Separate Account or the General Account.

3.5	Fund shall promptly notify Insurance Company of the amount of dividend and capital gain, if any, per share of each Portfolio to which each Separate Account is entitled. Insurance Company hereby elects to reinvest all dividends and capital gains of any Portfolio in additional Shares of that Portfolio at the applicable net asset value per share, until Insurance Company otherwise notifies Fund in writing.

ARTICLE IV. STATEMENTS AND REPORTS

4.1	Fund shall provide Insurance Company with monthly statements of account for each Separate Account’s Portfolio accounts as of the end of each month by the fifteenth (15th) Business Day of the following month.

4.2	(a)	At least annually, Fund or its designee shall provide Insurance Company with as many copies of Portfolio Prospectuses as Insurance Company may reasonably request for distribution by Insurance Company to existing Contractholders and Participants with respect to Separate Accounts invested in the relevant Portfolios.

	(b)	If requested by Insurance Company, Fund or its designee shall provide Portfolio Prospectuses in “camera ready” copy or, at the request of Insurance Company, in the electronic format sent to the financial printer and other assistance as is reasonably necessary in order for the Parties once a year (or more frequently if the Portfolio Prospectuses are supplemented or updated) to have the Contract Prospectuses and the Portfolio Prospectuses printed together in one document. The expenses of such printing will be borne by Insurance Company.

	(c)	Fund or its designee shall provide Insurance Company, at Insurance Company’s expense, with as many copies of Portfolio Prospectuses as Insurance Company may reasonably request for distribution by Insurance Company to prospective purchasers of Contracts.

	(d)	The form of the Portfolio Prospectuses provided to Insurance Company shall be the final form of Portfolio Prospectus as filed with the Commission, which form shall include only those Portfolios identified on Schedule 1.

4.3	Fund shall provide Insurance Company with at least one complete copy of all registration statements, periodic reports and proxy statements and all applications for exemptive orders and requests for no-action letters that relate to a Separate Account.

4.4	Fund shall provide Insurance Company with copies of each Portfolio’s periodic reports, proxy statements and other printed materials (which the Portfolio customarily provides to its shareholders) in quantities as Insurance Company may reasonably request for distribution by Insurance Company to each Contractholder and Participant with respect to Separate Accounts invested in that Portfolio.

4.5	Insurance Company shall provide Fund with at least one complete copy of all registration statements, periodic reports, proxy statements, applications for exemptive orders, requests for no-action letters, and all amendments to any of the above, that are material to a Portfolio promptly after the filing of such document with the Commission or other regulatory authorities or, if such materials are not filed, contemporaneously with first use. Insurance Company shall provide to Fund and Lazard any complaints received from Contractholders pertaining to Fund or a Portfolio.

4.6	Fund hereby notifies Insurance Company that Contract Prospectus disclosure regarding potential risks of mixed and shared funding may be appropriate.

ARTICLE V. CONTRACTHOLDER AND TRANSACTION INFORMATION

5.1	Insurance Company agrees to provide Fund, upon written request (which may include electronic writings and facsimile transmissions, a “Request”), the taxpayer identification number (the “TIN”), the Individual/International Taxpayer Identification Number (“ITIN”) or other government-issued identifier (“GII”), if known, of any or all Contractholder(s) who have purchased, redeemed, transferred or exchanged Portfolio Shares held through a Separate Account during the period covered by the Request and the amount, date, name or other identifier of any investment professional(s) associated with the Contractholders or Separate Account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares.

(a)	Requests must set forth a specific period, not to exceed 180 days from the date of the Request for which transaction information is sought. Fund may request transaction information older than 180 days from the date of the Request as it deems necessary to investigate compliance with policies established by Fund for the purpose of eliminating or reducing any dilution of the value of Shares.

(b)	Insurance Company agrees to transmit the requested information that is on the Separate Account’s books and records to Fund or its designee promptly, but in any event not later than 10 Business Days after receipt of a Request. To the extent practicable, the format for any transaction information provided to Fund should be consistent with the National Securities Clearing Corporation (the “NSCC”) Standardized Data Report Format, or any other format acceptable to Fund.

(c)	Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of Insurance Company.

5.2	Insurance Company agrees to execute a Request from Fund to restrict or prohibit further purchases or exchanges of Shares by a Contractholder that has been identified by Fund as having engaged in transactions in Shares that violate policies established by Fund for the purpose of eliminating or reducing any dilution of the value of Portfolio Shares.

(a)	Such Request must include the TIN, ITIN or GII if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Contractholder(s) or other agreed upon information to which the instruction relates.

(b)	Insurance Company agrees to execute the Request as soon as reasonably practicable, but not later than five Business Days after receipt of the instructions by Insurance Company.

(c)	Insurance Company agrees to provide written confirmation to Fund as soon as reasonably practicable that the Request has been executed, but not later than 10 Business Days after the Request has been executed.

5.3	Insurance Company will use best efforts to determine, promptly upon the Request of Fund, but not later than five Business Days after receipt of the Request by Insurance Company, whether any specific person or entity about whom Fund has received information pursuant to Section 5.1 of this Agreement is an “indirect intermediary” as defined in Rule 22c-2 under the 1940 Act (“Indirect Intermediary”) and, upon further Request from Fund, promptly (but not later than five Business Days after receipt of such Request) either:

(a)	provide (or arrange to have provided) the identification and transaction information set forth in Section 5.1 of this Agreement regarding a Contractholder who holds Shares through the Indirect Intermediary; or

(b)	restrict or prohibit the Indirect Intermediary from purchasing Shares on behalf of itself or other persons

Insurance Company agrees to inform the Fund whether it plans to perform (a) or (b) above.

ARTICLE VI. EXPENSES

6.1	Except as otherwise specifically provided herein, each Party will bear all expenses incident to its performance under this Agreement.

6.2	Lazard may pay Contract Distributor for distribution and/or other services relating to Portfolio Shares pursuant to any distribution plan adopted by Fund in accordance with Rule 12b-1 under the 1940 Act, subject to the terms of an agreement between Contract Distributor and Lazard related to such plan.

ARTICLE VII. EXEMPTIVE RELIEF

7.1	Insurance Company acknowledges that it has reviewed a copy of the Order and, in particular, has reviewed the conditions to the relief set forth in the Notice. As required by the conditions set forth in the Notice, Insurance Company shall report any potential or existing conflicts promptly to the Board. In addition, Insurance Company is obligated to assist the Board in carrying out its responsibilities under the Order by providing the Board with all information necessary for the Board to consider any issues raised including, without limitation, notifying the Board whenever Contract holder voting instructions are disregarded. Insurance Company, at least annually (but more frequently if deemed appropriate by the Board), shall submit to the Board such reports, materials, or data as the Board may reasonably request so that the Board may carry out fully the obligations imposed upon it by the Order. Insurance Company agrees that such responsibilities will be carried out with a view only to the interests of existing Contractholders.

7.2	If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to Contractholder investments in Fund, the Board shall give prompt notice to all Participating Companies. If the Board determines that Insurance Company is a Participating Company for whom the conflict is relevant, Insurance Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but shall not be limited to:

(a)	withdrawing the assets allocable to some or all Separate Accounts from Fund or any Portfolio and reinvesting such assets in a different investment medium (which may include another Portfolio);

(b)	submitting the question of whether such segregation should be implemented to a vote of all affected Contractholders and, as appropriate, segregating the assets of any appropriate group (i.e., variable annuity or variable life insurance Contractholders) that votes in favor of such segregation or offering to affected Contractholders the option of making such a change; and

(c)	establishing a new registered management investment company or managed separate account.

If a material irreconcilable conflict arises as a result of a decision by Insurance Company to disregard Contractholder voting instructions and that decision represents a minority position or would preclude a majority vote, Insurance Company may be required, at Fund’s election, to withdraw the investments of its Separate Accounts in Fund, and no charge or penalty will be imposed as a result of such withdrawal. The responsibilities of Insurance Company in this Section 7.2 shall be carried out with a view only to the interest of Contractholders.

7.3	For the purpose of Section 7.2, a majority of the Disinterested Board Members shall determine whether any proposed action adequately remedies any material irreconcilable conflict, but in no event shall Fund or Lazard or any other investment adviser of Fund be required to bear the expense of establishing a new funding medium for any Contract. Insurance Company shall not be required by Section 7.2 to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contractholders materially and adversely affected by the material irreconcilable conflict.

7.4	No action by Insurance Company taken or omitted, and no action by a Separate Account or Fund taken or omitted as a result of any act or failure to act by Insurance Company pursuant to this Article VII shall relieve Insurance Company of its obligations under, or otherwise affect the operations of, this Article VII.

7.5	If and to the extent Rule 6e-2 and Rule 6e-3(T) under the 1940 Act are amended, or if Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules thereunder with respect to mixed and shared funding on terms and conditions materially different from any exemptions granted in the Order, then Fund, and/or the Participating Companies, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-2 and Rule 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such Rules are applicable.

ARTICLE VIII. VOTING OF FUND SHARES

8.1	Insurance Company shall provide pass-through voting privileges to all Contractholders and Participants so long as and to the extent the Commission continues to interpret the 1940 Act as requiring pass-through voting privileges or to the extent otherwise required by law. Accordingly, Insurance Company, where applicable, shall vote Shares of a Portfolio held in each Separate Account in a manner consistent with voting instructions timely received from its Contractholders and Participants. Insurance Company shall be responsible for assuring that the Separate Account calculates voting privileges in a manner consistent with other Participating Companies. Insurance Company shall vote Shares for which it has not received timely voting instructions, as well as Shares it owns, in the same proportion as it votes those Shares for which it has received voting instructions.

8.2	Insurance Company agrees that it shall not, without the prior written consent of Fund and Lazard, solicit, introduce or encourage Contractholders or Participants to (a) change or supplement Fund’s investment adviser or (b) change, modify, substitute, add to or delete a Portfolio from the current investment options under the Contracts.

ARTICLE IX. MARKETING

9.1	Fund or its designee shall periodically furnish Insurance Company with sales literature or other promotional materials for each Portfolio, in quantities as Insurance Company may reasonably request, for distribution to prospective purchasers of Contracts. Expenses for the printing and distribution of such documents shall be borne by Insurance Company.

9.2	Insurance Company shall designate certain persons or entities that shall have the requisite licenses to solicit applications for the sale of Contracts.

9.3	Insurance Company shall furnish, or shall cause to be furnished, to Fund each piece of sales literature or other promotional material in which Fund, Lazard or Fund’s investment adviser or administrator is named, at least five (5) Business Days prior to its use. No such material shall be used unless Fund and Lazard or their respective designees approve such material in writing.

9.4	Fund shall furnish, or shall cause to be furnished, to Insurance Company each piece of Fund’s sales literature or other promotional material in which Insurance Company or a Separate Account is named, at least five (5) Business Days prior to its use. No such material shall be used unless Insurance Company approves such material in writing.

9.5	Insurance Company shall not give any information or make any representations or statements on behalf of Fund or Lazard or concerning Fund or any Portfolio other than the information or representations contained in a Portfolio Prospectus, periodic reports, proxy statements or in sales literature or other promotional material approved by Fund.

9.6	Fund shall not, in connection with the sale of Portfolio Shares, give any information or make any representations on behalf of Insurance Company or concerning Insurance Company, a Separate Account, or the Contracts other than the information or representations contained in a Contract Prospectus, in published reports for each Separate Account that are in the public domain or approved by Insurance Company for distribution to Contractholders or Participants, or in sales literature or other promotional material approved by Insurance Company.

9.7	For purposes of this Agreement, the phrase “sales literature or other promotional material” or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, prospectuses, statements of additional information, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under the rules of FINRA, the 1940 Act or the 1933 Act.

ARTICLE X. INDEMNIFICATION

10.1	Insurance Company and Contract Distributor each agree to indemnify and hold harmless Fund, Lazard, any investment adviser of a Portfolio, and their affiliates, and each of their respective directors, trustees, general members, officers, employees, agents and each person, if any, who controls any of the foregoing entities or persons within the meaning of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 10.1), against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with or any amounts paid in settlement of, any action, suit or proceeding or any claim asserted and any income taxes, penalties or toll charges) (collectively, “Losses”) for which the Indemnified Parties may become subject insofar as such Losses (or actions in respect thereof):

(a)	arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement, Contract Prospectus, Contract or sales literature or other promotional material relating to a Separate Account or the Contracts (collectively, “Account documents”) or arise out of or are based upon the omission or the alleged omission to state in any Account documents a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that neither Insurance Company nor Contract Distributor shall be liable in any such case to the extent that any such Loss arises out of or is based upon any such materially untrue statement or material omission made in any Account document which materially untrue statement or material omission was made in reliance upon and in conformity with written information furnished by or on behalf of Fund specifically for use therein;

(b)	arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement, Portfolio Prospectus or sales literature or other promotional material relating to Fund or a Portfolio (collectively, “Portfolio documents”) or arise out of or are based upon the omission or the alleged omission to state in any Portfolio documents a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, provided such materially untrue statement or material omission was made in reliance upon and in conformity with information furnished to Fund or Lazard by or on behalf of Insurance Company or Contract Distributor specifically for use therein;

(c)	arise out of or as a result of statements or representations (other than statements or representations contained in any Portfolio document not made in reliance upon and in conformity with information furnished to Fund or Lazard by or on behalf of Insurance Company or Contract Distributor specifically for use therein and on which Insurance Company or Contract Distributor have reasonably relied) or wrongful conduct of Insurance Company or Contract Distributor or their respective agents and persons under their respective control with respect to the sale and distribution of Contracts or Portfolio Shares;

(d)	arise out of any material breach of any representation, warranty and/or covenant made by Insurance Company or Contract Distributor in this Agreement, or arise out of or result from any other material breach of this Agreement by Insurance Company or Contract Distributor;

(e)	arise out of Insurance Company’s incorrect calculation and/or incorrect or untimely reporting of net purchase or redemption orders; or

(f)	arise out of or are related to any tax liability under Section 851 of the Code arising from purchases or redemptions by the General Account or the accounts of Insurance Company’s affiliates.

10.2	Lazard agrees to indemnify and hold harmless Insurance Company and Contract Distributor and each of their respective directors, trustees, general members, officers, employees, agents and each person, if any, who controls Insurance Company or Contract Distributor within the meaning of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 10.2), against Losses for which Indemnified Parties may become subject insofar as such Losses (or actions in respect thereof):

(a)	arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Portfolio documents or arise out of or are based upon the omission or the alleged omission to state in any Portfolio documents a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that Lazard shall not be liable in any such case to the extent that any such Loss arises out of or is based upon any such materially untrue statement or material omission made in any Portfolio document which materially untrue statement or material omission was made in reliance upon and in conformity with information furnished by or on behalf of Insurance Company or Contract Distributor specifically for use therein;

(b)	arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in Account documents or arise out of or are based upon the omission or the alleged omission to state in any Account documents a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, provided such materially untrue statement or material omission was made in reliance upon and in conformity with written information furnished to Insurance Company or Contract Distributor by or on behalf of Fund specifically for use therein;

(c)	arise out of or as a result of statements or representations (other than statements or representations contained in any Account document on which Fund or Lazard have reasonably relied) or wrongful conduct of Fund or Lazard or their respective agents and persons under their respective control with respect to the sale and distribution of Portfolio Shares;

(d)	arise out of any material breach of any representation and/or warranty made by Fund or Lazard in this Agreement, or arise out of or result from any other material breach of this Agreement by Fund or Lazard; or

(e)	arise out of Fund’s failure to correct in a timely manner any incorrect calculation and/or reporting of the daily net asset value, dividend rate or capital gain distribution rate of a Portfolio; provided, however, that Fund shall have no obligation to indemnify and hold harmless the Indemnified Parties if the incorrect calculation or reporting was the result of incorrect information furnished by or on behalf of Insurance Company or Contract Distributor or otherwise as a result of or relating to Insurance Company’s or Contract Distributor’s negligence or breach of this Agreement.

10.3	In no event shall Fund or Lazard be liable for any consequential, incidental, special or indirect damages resulting to Insurance Company or Contract Distributor hereunder.

10.4	Notwithstanding anything herein to the contrary, in no event shall Fund or Lazard be liable to any individual or entity including, without limitation, Insurance Company, Contract Distributor or any Contractholder or Participant, with respect to any Losses that arise out of or result from a breach of any representation, warranty, and/or covenant made by Insurance Company or Contract Distributor hereunder or by any Participating Company under an agreement containing substantially similar representations, warranties and covenants.

10.5	(a) Promptly after receipt by a Party that may be entitled to indemnification under this Article (“Indemnified Party” for purposes of this Section) of notice of the commencement of any action which may result in Losses, such Indemnified Party shall, if a claim in respect thereof is to be made against the indemnifying party under this Article (“Indemnifying Party” for purposes of this Section), notify Indemnifying Party of the commencement thereof. The failure to so notify shall not relieve Indemnifying Party from any liability under this Article X, except to the extent that Indemnifying Party is damaged as a result of the failure to give such notice. If Indemnified Party notifies Indemnifying Party of the commencement of any such action, Indemnifying Party shall be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel reasonably satisfactory to Indemnified Party, and to the extent that Indemnifying Party has given notice to such effect and is performing its obligations under this Article, Indemnifying Party shall not be liable for any legal or other expenses subsequently incurred by Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding the foregoing, in any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its expense unless (a) Indemnifying Party and Indemnified Party shall have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both Indemnifying Party and Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent.

(b) No party shall be liable under any of the foregoing indemnification provisions with respect to any Losses or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement.

10.6	A successor by law of any Party to this Agreement shall be entitled to the benefits of the indemnification contained in this Article X.

ARTICLE XI. COMMENCEMENT AND TERMINATION

11.1	This Agreement shall continue in force until terminated in accordance with the provisions herein.

11.2	This Agreement shall terminate without penalty as to one or more Portfolios:

(a) at any time from the date hereof upon 60 days’ written notice;

(b)	at the option of Insurance Company if it determines that Shares of any Portfolio are not reasonably available to meet the requirements of the Contracts; Insurance Company shall furnish prompt written notice of election to terminate and termination shall be effective ten days after receipt of written notice unless Fund makes available a sufficient number of Shares to meet the requirements of the Contracts within such ten day period;

(c)	at the option of Insurance Company upon the institution of formal proceedings against Fund or Lazard or their respective affiliates by the Commission or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in Insurance Company’s reasonable judgment, materially impair the other’s ability to meet and perform its obligations and duties hereunder; prompt written notice of election to terminate shall be furnished with termination to be effective as specified therein;

(d)	at the option of Fund upon the institution of formal proceedings against Insurance Company or Contract Distributor or their respective affiliates by the Commission, FINRA or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in Fund’s reasonable judgment, materially impair the other’s ability to meet and perform its obligations and duties hereunder; prompt written notice of election to terminate shall be furnished with termination to be effective as specified therein;

(e)	upon termination of the Investment Management Agreement between Fund, on behalf of its Portfolios, and Lazard or its successors unless Insurance Company specifically approves the selection of a new investment adviser for the Portfolios;

(f)	at the option of Fund upon a determination by the Board in good faith that it is no longer advisable and in the best interests of shareholders for Fund to continue to operate pursuant to this Agreement; termination shall be effective upon notice by Fund to Insurance Company of such termination;

(g)	at the option of any Party, upon another’s breach of any material representation, warranty or other provision of this Agreement; or

(h)	upon assignment (as defined in the 1940 Act) of this Agreement, unless made with the written consent of the non-assigning Parties.

Any such termination pursuant to this Article XI shall not affect the operation of Articles VI or X of this Agreement. The Parties agree that any termination pursuant to Article VII shall be governed by that Article.

11.3	Notwithstanding any termination of this Agreement, Fund and Lazard may, at the option of Fund, continue to make available additional Portfolio Shares for so long as Fund desires pursuant to the terms and conditions of this Agreement as provided below, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as the “Existing Contracts”). Specifically, without limitation, if Fund so elects to make additional Portfolio Shares available, the owners of the Existing Contracts or Insurance Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments among the Portfolios, redeem investments in the Portfolios and/or invest in the Portfolios upon the making of additional purchase payments under the Existing Contracts. In the event of a termination of this Agreement pursuant to Section 11.2 hereof, Fund, as promptly as is practicable under the circumstances, shall notify Insurance Company as to whether Fund shall continue to make Portfolio Shares available after such termination. If Portfolio Shares continue to be made available after such termination, the provisions of this Agreement shall remain in effect and thereafter either Fund or Insurance Company may terminate the Agreement, as so continued pursuant to this Section 11.3, upon prior written notice to the other Parties, such notice to be for a period that is reasonable under the circumstances but, if given by Fund, need not be for more than six months.

11.4	In the event of any termination of this Agreement, the Parties agree to cooperate and give reasonable assistance to one another in taking all necessary and appropriate steps for the purpose of ensuring that a Separate Account owns no Shares of a Portfolio beyond six months from the date of termination. Such steps may include, without limitation, substituting other investment company shares for those of the affected Portfolio.

ARTICLE XII. AMENDMENTS

12.1	Any changes in the terms of this Agreement shall be made by agreement in writing by the Parties hereto, except as otherwise specified herein.

ARTICLE XIII. NOTICE

13.1	Each notice required by this Agreement shall be given by certified mail, return receipt requested, to the appropriate Parties at the following addresses:

Insurance Company:	MEMBERS Life Insurance Company
5910 Mineral Point Road
Madison, WI 53705
Attention: Office of General Counsel

Contract Distributor:	CUNA Brokerage Services, Inc.
5910 Mineral Point Road
Madison, WI 53705
Attention: Office of General Counsel

Fund:	Lazard Retirement Series, Inc.
30 Rockefeller Plaza
New York, New York 10112
Attention: Charles Burgdorf

Lazard:	Lazard Asset Management Securities LLC
30 Rockefeller Plaza
New York, New York 10112
Attention: Nathan A. Paul, Esq.

with a copy to:	Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038-4982
Attention: Stuart H. Coleman, Esq.

Notice shall be deemed to be given on the date of receipt by the addresses as evidenced by the return receipt.

ARTICLE XIV. MISCELLANEOUS

14.1	If any provision of this Agreement is held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

14.2	The rights, remedies, indemnities and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, indemnities and obligations, at law or in equity, to which the Parties are entitled.

14.3	This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

ARTICLE XV. LAW

14.1	This Agreement shall be construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws.

IN WITNESS WHEREOF, this Agreement has been executed and attested on behalf of the Parties as of the date first above written.

MEMBERS LIFE INSURANCE COMPANY

By:_/s/M. Jeffrey Bosco
Attest: /s/Diane M. Fisher	M. Jeffrey Bosco

CUNA BROKERAGE SERVICES, INC.

By:/s/Timothy S. Halevan
Attest: /s/Diane M. Fisher	Timothy S. Halevan

LAZARD RETIREMENT SERIES, INC.

By:_/s/Charles L. Carroll
Attest:/s/Joseph Brady	Charles L. Carroll

LAZARD ASSET MANAGEMENT SECURITIES LLC

By:_/s/Charles L. Carroll
Charles L. Carroll

Attest:/s/Joseph Brady

SCHEDULE 1

Portfolios	Share Class

All

Separate Accounts and Contracts

MEMBERS Horizon Variable Separate Account

SCHEDULE 2

PORTFOLIO SHARE ORDER PROCESSING

Pricing

1.	Each Business Day, Fund shall use its best efforts to make each Portfolio’s closing net asset value per share (“NAV”) available to Insurance Company by 6:30 p.m. Eastern time.

2.	At the end of each Business Day, Insurance Company[1] shall calculate each Separate Account’s unit values. Using this unit value, Insurance Company shall process that Business Day’s Contract and Separate Account transactions to determine the net dollar amount of each Portfolio’s Shares to be purchased or redeemed.

3.	Fund hereby appoints Insurance Company as its agent for the limited purpose of receiving orders for the purchase and redemption of Portfolio Shares for the Separate Accounts. Orders that Insurance Company receives from Contractholders by the close of regular trading (the “Close of Trading”) on the New York Stock Exchange (the “NYSE”) (usually 4:00 p.m., Eastern Time) on each Business Day shall be treated by Fund and Insurance Company as though received on that Business Day. Orders that Insurance Company receives after the Close of Trading shall be treated by Fund and Insurance Company as though received on the next Business Day. All orders are subject to acceptance or rejection in the sole discretion of Lazard or Fund or its agent, and orders shall be effective only upon receipt in proper form.

4.	Insurance Company shall use its best efforts to notify Fund in advance of any unusually large purchase or redemption orders.

5.	Fund shall execute purchase and redemption orders for a Portfolio’s Shares that relate to Insurance Company’s General Account, or that do not relate to Contract transactions, at that Portfolio’s NAV next determined after Fund (not Insurance Company) receives the order and any related purchase payments in accordance with this Schedule.

6.	Fund shall execute purchase and redemption orders for a Portfolio’s Shares that relate to Contracts funded by Separate Accounts either registered under the 1940 Act or not so registered in the same manner, but only to the extent that Insurance Company represents and warrants that it is legally or contractually obligated to treat such orders in the same manner. Each order for Portfolio Shares placed by Insurance Company that is attributable, in whole or in part, to Contracts funded by an unregistered Separate Account shall be deemed to constitute such representation and warranty by Insurance Company unless the order specifically states to the contrary. Otherwise, Fund shall treat orders attributable to unregistered Separate Account Contracts in the same manner as orders for the General Account.

7.	Fund shall execute purchase or redemption orders for a Portfolio’s Shares that do not satisfy the conditions specified in this Schedule at the Portfolio’s NAV next determined after such conditions have been satisfied.

[1]	“Insurance Company” as used in this Schedule 2 may also (or in the alternative) refer to Contract Distributor as appropriate.

8.	If Fund provides Insurance Company with materially incorrect net asset value per share information through no fault of Insurance Company, Insurance Company, on behalf of the Separate Account, may be entitled to an adjustment to the number of Shares purchased or redeemed to reflect the correct net asset value per share in accordance with Fund’s current policies for correcting pricing errors. Any material error in the calculation of net asset value per share, dividend rate or capital gain distribution rate information shall be reported promptly upon discovery to Insurance Company.

For transactions through the NSCC’s Fund/SERV service

9.	Insurance Company and Lazard each (a) represents that it has entered into a membership agreement with the NSCC and it is eligible to participate in the NSCC’s Fund/SERV system and (b) agrees to perform all duties assigned to it by the NSCC and to conduct its activities in accordance with the rules, regulations, policies and procedures of the NSCC, as applicable.

10.	Insurance Company shall use its best efforts to transmit all transactions in Shares through Fund/SERV by 8:00 p.m., Eastern time each Business Day or, if Insurance Company is using the Defined Contribution Clearing Service of the NSCC (“DCCS”) and uses the settlement override indicator, 6:00 a.m. on the next Business Day (“T+1”). If Insurance Company fails to transmit such transactions through Fund/SERV by 12:00 a.m., Eastern time on T+1, or, if Insurance Company is using DCCS and uses the settlement override indicator, by 6:00 a.m. on T+1, Insurance Company shall notify Lazard by 9:00 a.m., Eastern time on T+1 of such failure.

For manual transactions

Unless processed using the NSCC’s Fund/SERV interfaces in the customary manner as prescribed by the NSCC, operational responsibilities will be executed as described below.

11.	Insurance Company shall transmit net purchase or redemption orders to Fund or its designee by 9:30 a.m. Eastern time on the Business Day next following the effective trade date. For informational purposes only, Insurance Company shall separately describe the amount of Shares of each Portfolio that are being purchased, redeemed, or exchanged from one Portfolio to the other.

12.	Insurance Company shall pay for any net purchase order by wiring Federal Funds to Fund or its designated custodial account by 4:00 p.m. Eastern time on the same Business Day it transmits the order to Fund. If Fund does not receive such payment by 4:00 p.m., Insurance Company shall promptly, upon Fund’s request, reimburse Fund for any charges, costs, fees, interest or other expenses incurred by Fund in connection with any advances to, or borrowings or overdrafts by, Fund, or any similar expenses incurred by Fund, as a result of portfolio transactions effected by Fund based upon such purchase request.

13.	Fund shall pay for any net redemption order by wiring the redemption proceeds to Insurance Company, except as provided below, within two Business Days after Insurance Company transmits such order to Fund or, upon notice to Insurance Company, such longer period as permitted by the 1940 Act or the rules, orders or regulations thereunder. In the case of any net redemption order valued at or greater than $1 million, Fund shall wire such amount to Insurance Company within seven days of the order. In the case of any net redemption order requesting the application of proceeds from the redemption of one Portfolio’s Shares to the purchase of another Portfolio’s Shares, Fund shall so apply such proceeds the same Business Day that Insurance Company transmits such order to Fund.

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